As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)

Ireland	98-1111119
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Alexandra House
The Sweepstakes, Ballsbridge
Dublin 4, Ireland
(Address of Principal Executive Offices including Zip Code)

Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan
(Full Title of the Plan)

A. W. Homan
Chief Legal Officer
Prothena Corporation plc
c/o Prothena Biosciences Inc
650 Gateway Boulevard
South San Francisco, California 94080
(650) 837-8550
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to: Robert W. Phillips, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share	2,900,000(2)	$21.04(3)	$61,001,500	$7,857.00

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the plan set forth herein by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s ordinary shares.

(2)	Represents 2,900,000 ordinary shares available for future issuance under the Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan (the “Plan”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 for the ordinary shares registered hereunder (based on the average of the high and low prices for the Registrant’s ordinary shares reported by The NASDAQ Stock Market on June 5, 2014).

Proposed sale to take place as soon after the effective date of the registration statement as awards under the Plan are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,900,000 of the Registrant’s ordinary shares to be issued pursuant to the Plan, for which a Registration Statement of the Registrant on Form S-8 relating to the predecessor employee benefit plan is effective (File No. 333-187726).

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION
STATEMENT ON FORM S-8

The contents of the Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2013 (File No. 333-187726), is incorporated by reference herein, except as updated herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)
Registration Statement on Form 10 (File No. 001-35676) filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 1, 2012, including the description of the Company’s ordinary shares contained therein, and any amendment or report filed for the purpose of updating such description;

(b)	Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A;

(c)
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 31, 2014;

(d)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; and

(e)	Current Reports on Form 8-K filed with the Commission on January 27, 2014 (only with respect to Item 8.01), January 29, 2014, March 3, 2014, March 18, 2014, and May 22, 2014.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
Articles 182.1, 182.2, 182.3, 182.4, 182.5 and 182.6 of the Memorandum and Articles of Association of the Registrant, or the Company, provide as follows:
“182.1 Subject to the provisions of and so far as may be admitted by the Companies Acts (the “Companies Acts 1963-2013”), every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by her in the execution and discharge of her duties or in relation thereto including any liability incurred by her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by her as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to her by the Court.
182.2 As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she is, or she was, or is threatened to be made a party by reason of the fact that she is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 182.2 shall not extend to any matter which would render it void pursuant to the Companies Acts.
182.3 In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in this Article 182 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.
182.4 As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles of this Article 182 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company as authorised by these Articles.

182.5 It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this paragraph (b), references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.
182.6 The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in Section 200 of the 1963 Act or otherwise.”
Section 200 of the Irish Companies Act of 1963 (as amended) provides as follows:

“(1)
Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that:

(a)
nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

(b)
notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted, or in connection with any application under section 391 (of the Companies Act, 1963), or section 42 of the Companies (Amendment) Act, 1983, in which relief is granted to him by the court.

(2)	Notwithstanding subsection (1), a company may purchase and maintain for any of its officers or auditors insurance in respect of any liability referred to in that subsection.

(3)
Notwithstanding any provision contained in an enactment, the articles of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director may benefit.

(4)
Any directors’ and officers’ insurance purchased or maintained by a company before the date on which the amendments made to this section by the Companies (Auditing and Accounting) Act 2003 came into operation is as valid and effective as it would have been if those amendments had been in operation when that insurance was purchased or maintained.

(5)	In this section a reference to an officer or auditor includes any former or current officer or auditor of the company, as the case may be.”

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant has entered into indemnification agreements with its directors and officers. These agreements contain provisions that require the Registrant, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, and advance their expenses incurred as a result of any proceeding against them as to which they may be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index of this Registration Statement on Form S-8.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange

Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 6th day of June, 2014.

Prothena Corporation plc

/s/ Dale B. Schenk
Dale B. Schenk
President and Chief Executive Officer

/s/ Tran B. Nguyen
Tran B. Nguyen
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Dale B. Schenk, Tran B. Nguyen and A. W. Homan, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Dale B. Schenk	President and Chief Executive Officer	June 6, 2014
Dale B. Schenk, Ph.D.	(Principal Executive Officer) and Director

/s/Tran B. Nguyen	Chief Financial Officer	June 6, 2014
Tran B. Nguyen	(Principal Financial Officer)

/s/Karin L. Walker	Controller, Chief Accounting Officer and Head of Accounting	June 6, 2014
Karin L. Walker	(Principal Accounting Officer)

/s/Lars G. Ekman	Chairman of the Board	June 6, 2014
Lars G. Ekman, M.D., Ph.D.

/s/Richard T. Collier	Director	June 6, 2014
Richard T. Collier

/s/Shane Cooke	Director	June 6, 2014
Shane Cooke

/s/Christopher S. Henney	Director	June 6, 2014
Christopher S. Henney, D.Sc., Ph.D.

/s/Dennis J. Selkoe	Director	June 6, 2014
Dennis J. Selkoe, M.D.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association. (1)

5.1	Opinion of A&L Goodbody.

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG.

23.3	Consent of A&L Goodbody (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

99.1#	Prothena Corporation plc Amended and Restated 2012 Long Term Incentive Plan.

99.2#	Form of Option Award Agreement between Prothena Corporation plc and Registrant’s Non-Employee Directors (used beginning January 29, 2013).

99.3#	Form of Option Award Agreement between Prothena Corporation plc and Registrant’s Named Executive Officers (used beginning January 29, 2013 until February 4, 2014).

99.4#	Form of Option Award Agreement between Prothena Corporation plc and Registrant’s Named Executive Officers (used beginning February 4, 2014).

(1)	Incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 29, 2013.

#	Indicates management contract or compensatory plan or arrangement.